EXHIBIT 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS STRONG APRIL AND THIRD QUARTER
SALES RESULTS AND RAISES FULL YEAR EARNINGS GUIDANCE

-- April Comparable Store Sales Increase 15% --
-- Raises Earnings Per Share Guidance To Range Of $1.05 to $1.07 --

SUFFERN, NY - MAY 3, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported its April and Third Quarter sales results. The Company has also raised its earnings guidance for its fiscal year ending July 29, 2006.

Total sales for the four-week fiscal period ended April 29, 2006 increased 19% to $124.5 million compared to $104.9 million reported for the four-weeks ended April 30, 2005. Comparable store sales increased 15% for the fiscal month of April.

Total sales for the fiscal third quarter ended April 29, 2006 increased 11% to $327.2 million compared to $295.9 million reported for the fiscal quarter ended April 30, 2005. Comparable store sales increased 7% for the fiscal third quarter.

Comparable store sales for the Company and by store brand for the monthly and quarterly fiscal periods ended April 29, 2006 were as follows:

---- Comparable Store Sales ----
- Fiscal Periods -
	April	Third Quarter
dressbarn	+16%	+10%
maurices	+11%	+ 2%
Total Comparable Store Sales	+15%	+ 7%

April sales were favorably impacted by the shift of the Easter holiday this year, which fell in March last year. As a result, we believe combining the comparable store sales for March and April is a better measurement for evaluating performance. Comparable store sales for this period increased 8%.

EARNINGS GUIDANCE

As a result of the better than expected sales performance for its third fiscal quarter, the Company has raised it earnings per share guidance for the fiscal year ending July 29, 2006 to the range of $1.05 to $1.07 from its previous earnings per share guidance of $1.00 to $1.02.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of April 29, 2006, the Company operated 802 dressbarn stores in 45 states and 524 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

EXHIBIT 99.1

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended January 28, 2006.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600